Exhibit 99.1

FOR RELEASE: IMMEDIATELY	Media Contact:	Steve Galpin, Jr.
(908) 298-7415
	Investor Contact:	Alex Kelly
(908) 298-7436
SCHERING-PLOUGH REPORTS FINANCIAL RESULTS
FOR 2006 SECOND QUARTER
Turnaround Phase of Action Agenda Well Under Way
KENILWORTH, N.J., July 24, 2006 – Schering-Plough Corporation (NYSE: SGP) today reported financial results for the 2006 second quarter.
     “Schering-Plough is executing on its six- to eight-year strategic plan that we laid out in 2003,” said Fred Hassan, chairman and CEO. “Our Turnaround is well under way. We have been growing faster than our peers since the beginning of 2005. Higher top-line sales performance, reinforced by financial discipline, continues to drive higher bottom-line earnings. And we are stepping up our efforts to build depth and strength for the long term, especially in R&D.”
     For the 2006 second quarter, the company reported net income available to common shareholders of $237 million or 16 cents per share on a GAAP basis. Excluding charges related to actions to streamline the company’s manufacturing operations announced June 1, 2006 (see table below), the company’s income in the 2006 second quarter would have been $375 million or 25 cents per share.
     For the 2005 second quarter, the company reported a loss of $70 million or 5 cents per share on a GAAP basis, which included special charges of $259 million or approximately 18 cents per share.
     GAAP net sales for the 2006 second quarter totaled $2.8 billion, up 11 percent versus the 2005 second quarter. Schering-Plough does not record sales of its cholesterol joint venture with Merck & Co., Inc., as the venture is accounted for under the equity method. Including an adjustment of an assumed 50 percent of global cholesterol joint venture net sales (see table below), Schering-Plough’s adjusted net sales for the 2006 second quarter would have totaled $3.3 billion, an 18 percent increase, compared to $2.8 billion on a similar adjusted basis in the 2005 second quarter.
     The company noted that it has now entered the fourth year of the six- to eight-year Action Agenda announced in April 2003. Key actions and milestones in the 2006 second quarter and more recently include:
•	Streamlining the global supply chain, including phasing out manufacturing operations in Manati, Puerto Rico, and additional workforce reductions at manufacturing facilities in Las Piedras, Puerto Rico, and New Jersey, expected to result in annual savings of $100 million in 2007 and thereafter.

•	Establishing a wholly owned country operation in Brazil, the latest step in Schering-Plough’s long-term geographic expansion strategy in emerging global markets.

•	Adopting a globally integrated clinical harmonization program, designed to improve clinical trial planning and management, achieve greater consistency in trial execution and provide improved efficiencies.

     For the 2006 second quarter, key sales growth drivers included REMICADE, NASONEX and PEG-INTRON, in addition to continued solid growth of the company’s cholesterol franchise. The cholesterol franchise, managed through a joint venture with Merck, comprises VYTORIN (ezetimibe/simvastatin) and ZETIA (ezetimibe). VYTORIN has been launched in more than 35 countries and ZETIA in more than 80.
     “While the U.S. cholesterol-lowering market adjusts to the entry of generic Zocor competition, we remain confident in the value proposition afforded by VYTORIN and ZETIA,” said Hassan. The company pointed to head-to-head clinical trials versus Crestor, Lipitor and Zocor that have shown VYTORIN to be the most effective medicine for lowering cholesterol and getting patients to more aggressive treatment goals. Further, new recommendations from the American Heart Association and the American College of Cardiology are calling for increasingly aggressive treatment of high cholesterol for certain patients. “VYTORIN and ZETIA are valuable tools for doctors seeking to get their patients to goal,” Hassan said, “with VYTORIN offering the added benefit of being able to get more patients to goal at the initial starting dose.”

     The company continues to direct significant investments in R&D to advance the product pipeline and build long-term strength, particularly in drug development. Three of the company’s most visible Phase II projects have been granted fast-track designation by the FDA: vicriviroc for HIV, a protease inhibitor compound for hepatitis C and a novel thrombin receptor antagonist for acute coronary syndrome and secondary prevention.
     Commenting on today’s health care environment, Hassan said there is currently a disproportionate short-term focus on cost reduction and that this is not always in the best interests of patients. “In the long term, successful health care organizations will be those that focus on and compete based on improving the health of their member patients. An approach that makes meeting health goals a priority offers a better opportunity to improve people’s health and quality of life while also improving the long-term effectiveness of the health care system.”
     He said certain key metrics should be made widely available on a comparable basis to allow potential enrollees and employers to assess the effectiveness of various competing health plans. These include looking at the percentage of enrollees who are at their goals in: control of high blood pressure; control of hemoglobin A1c (an important indicator of long-term blood glucose control for diabetic patients); control of high LDL cholesterol; immunizations; and, finally, metrics for various plans for obesity, exercise and smoking via health promotion programs.
Second Quarter 2006 Results
Schering-Plough reported net income available to common shareholders of $237 million in the 2006 second quarter or 16 cents per common share on a GAAP basis. Excluding charges of $138 million or 9 cents per share related to actions to streamline the company’s manufacturing operations, as announced June 1, 2006 (see table below), the company’s income in the 2006 second quarter would have been $375 million or 25 cents per share. Total expenses associated with the manufacturing actions are expected to be in the range of $250-$260 million, with substantially all of the expenses to be incurred in 2006.

     For the 2005 second quarter, the company reported a net loss of $70 million or 5 cents per share on a GAAP basis, which included special charges of $259 million or approximately 18 cents per share.
     GAAP net sales rose to $2.8 billion, up 11 percent from the 2005 period. The sales increase was driven by growth in Prescription Pharmaceuticals, including higher sales of REMICADE, NASONEX and PEG-INTRON. The sales growth versus 2005 includes a 1 percent unfavorable impact from foreign exchange.
     The company noted that GAAP net sales do not include sales of the cholesterol products marketed in partnership with Merck, as described below. Global cholesterol joint venture net sales, which include VYTORIN and ZETIA, totaled approximately $958 million in the 2006 second quarter compared to net sales of $514 million in the comparable 2005 period. Including an adjustment of an assumed 50 percent of global cholesterol joint venture net sales, Schering-Plough’s adjusted net sales for the second quarter of 2006 would have totaled $3.3 billion, an 18 percent increase, as compared to $2.8 billion on a similar adjusted basis in the second quarter of 2005.
     The company utilizes the equity method of accounting for its cholesterol joint venture with Merck. Overall, the company shares in approximately 50 percent of the profits of the joint venture with Merck, although there are different profit-sharing arrangements for the cholesterol products in countries around the world. There is a separate co-marketing agreement with Bayer for ZETIA in Japan, where the product is currently under regulatory review. Under the equity method, the company records its share of the income from operations (which includes milestones earned from Merck) in “Equity income from cholesterol joint venture,” which totaled $355 million in the 2006 second quarter versus $170 million in the second quarter of 2005. The increase in equity income reflected the strong sales of VYTORIN and ZETIA in the 2006 second quarter, which were favorably impacted by a modest increase in U.S. trade inventory buying patterns. The company noted that it incurs substantial costs such as selling, general and administrative costs that are not reflected in “Equity income from cholesterol joint venture” and are borne by the overall cost structure of Schering-Plough.

     Second quarter 2006 GAAP net sales of Prescription Pharmaceuticals, which do not include sales of the cholesterol joint venture, totaled $2.2 billion, up 13 percent, including an unfavorable impact from foreign exchange of 1 percent.
     Among prescription products posting higher sales in the 2006 second quarter was REMICADE, up 31 percent to $307 million. REMICADE is a treatment for immune-mediated inflammatory disorders that Schering-Plough markets in countries outside the United States (excluding Japan, and certain other Asian markets) for rheumatoid arthritis, early rheumatoid arthritis, psoriatic arthritis, Crohn’s disease, ankylosing spondylitis, plaque psoriasis and, most recently, ulcerative colitis. REMICADE sales were higher primarily due to expanded indications and continued market growth.
     Global NASONEX sales rose 21 percent to $242 million, with U.S. sales climbing 25 percent to $144 million and international sales climbing 16 percent to $98 million, primarily due to greater market share versus the 2005 period.
     Sales of the company’s PEG-INTRON hepatitis C product rose 25 percent to $226 million in the 2006 second quarter, driven primarily by growth in Japan. The growth in Japan was due to continued enrollment of new hepatitis C patients. PEG-INTRON sales in Japan are expected to decline in the second half of 2006 versus the first half as new patient enrollment moderates. In Japan, PEG-INTRON continues to be the leading interferon therapy prescribed for the treatment of hepatitis C.
     Global CLARINEX sales in the second quarter of 2006 were $226 million, up 10 percent. International sales of prescription CLARITIN were $104 million in the second quarter, compared to sales in the 2005 period of $100 million.
     Sales of TEMODAR, a treatment for certain types of brain tumors, grew 18 percent to $171 million due to increased utilization for treating newly diagnosed glioblastoma multiforme (GBM), which is the most prevalent form of brain cancer. The growth rates for TEMODAR may moderate going forward, as significant market penetration has already been achieved in the treatment of GBM, especially in the United States. Also reporting higher sales in the quarter was CAELYX, for the treatment of ovarian cancer, metastatic breast cancer and Kaposi’s sarcoma, up 15 percent to $53 million, largely as a result of increased use in treating ovarian and breast cancer.

     Consumer Health Care sales were $349 million in the second quarter of 2006, up 5 percent versus the 2005 period. Sun care products grew 31 percent primarily due to the timing of shipments. Foot care products rose 7 percent. Sales of OTC CLARITIN decreased $22 million, or 16 percent, to $111 million, primarily due to CLARITIN-D. Sales of CLARITIN-D and other OTC products containing the decongestant pseudoephedrine (PSE) were lower, reflecting the continued adverse impact of restrictions on retail sales of PSE-containing OTC products.
     Animal Health sales increased 6 percent to $239 million, reflecting growth of core brands across most geographic and species areas, led by higher sales of companion animal products.
     The company incurs substantial costs such as selling, general and administrative costs that are not reflected in “Equity income from cholesterol joint venture” and are borne by the overall cost structure of Schering-Plough. As a result, the company’s gross margin and ratios of selling, general and administrative (SG&A) expenses and R&D expenses as a percentage of sales do not reflect the impact of the cholesterol joint venture’s operating results.
     The company’s gross margin was 64.4 percent for the 2006 second quarter as compared to 65.8 percent in the 2005 period. The gross margin in the 2006 quarter was negatively impacted by $58 million of costs associated with actions to streamline the company’s manufacturing operations.
     SG&A expenses were $1.2 billion in the second quarter of 2006, up 10 percent versus $1.1 billion in the prior year period. SG&A in the second quarter of 2006 reflected higher promotional spending, ongoing investments in emerging markets and field support for market introductions of ZETIA and VYTORIN.
     Research and development spending for the 2006 second quarter increased 22 percent to $539 million compared to the second quarter of 2005. The increase was primarily due to increased R&D headcount and higher costs associated with clinical trials. The company expects R&D spending to continue to reflect the progression of the early-stage pipeline and increased clinical trial activity.

Recent Developments
The company also offered the following summary of recent significant developments, including:
•	Reported on eight oral and 23 poster presentations highlighting clinical data for Schering-Plough’s hepatitis products, including PEG-INTRON (peginterferon alfa-2b) and REBETOL (ribavirin, USP) combination therapy, by leading researchers at the 37th annual Digestive Disease Week (DDW) meeting in Los Angeles. (Announced May 18) In the WIN-R (Weight-Based Dosing of PEG-INTRON and REBETOL) study, patients achieved significantly better outcomes overall with weight-based dosing of ribavirin in combination with PEG-INTRON as compared to the combination using a flat dose of ribavirin. (Announced May 24 by New York-Presbyterian Hospital/Weill Cornell Medical Center)

•	Announced the launch of a strategy and action plan on social issues to be integrated with the company’s overall strategies for driving long-term growth and stewardship of shareholder investments. (Announced May 19)

•	Announced the nationwide availability of DR. SCHOLL’S DUAL ACTION FREEZE AWAY, the first over-the-counter wart-removal remedy to combine freezing and a fast-acting liquid for relief that is twice as effective as freezing alone on large warts, according to clinical testing. (Announced May 22)

•	Initiated a large multicenter clinical trial in the United States to evaluate the safety and efficacy of PEG-INTRON and REBETOL combination therapy in liver transplant recipients with recurrent hepatitis C virus (HCV) infection. (Announced May 23)

•	Announced changes to Schering-Plough’s manufacturing operations in Puerto Rico and the United States that will streamline its global supply chain. (Announced June 1)

•	Announced plans to adopt a new global model for the company’s clinical trial operations, designed to maximize its product portfolio through centralized global processes and functional units that are efficient, compliant and customer-focused. (Announced June 6)

•	Gained FDA approval of ZETIA for use, along with diet, in combination with fenofibrate for the reduction of elevated total cholesterol and LDL “bad” cholesterol in patients with mixed hyperlipidemia, when diet alone is not enough. (Announced June 9)

•	Announced results from a new clinical study conducted in 1,229 patients with type 2 diabetes mellitus and high cholesterol showing that VYTORIN provided superior reduction in LDL “bad” cholesterol compared to Lipitor (atorvastatin) in comparisons of the recommended usual starting doses. (Announced June 10)

•	Presented results from a new clinical study which included 2,855 patients with high cholesterol that showed that VYTORIN was significantly more effective than Crestor (rosuvastatin) in reducing LDL “bad” cholesterol across all study dose comparisons. (Announced June 19)

•	Announced that the company will establish Schering-Plough Produtos Farmaceuticos Limitada as a wholly owned country operation based in Sao Paulo, Brazil, to market its core products and will restructure its agreement with Mantefarma, a privately held company in Brazil. (Announced June 21)

•	Reported results from Phase II rheumatoid arthritis (RA) study assessing the safety and efficacy of golimumab (CNTO 148), a fully-human anti-TNF-alpha therapy. The results achieved the study’s primary endpoint and demonstrated significant improvement in the signs and symptoms of moderately to severely active rheumatoid arthritis. (Announced June 23)

•	Announced executive changes in Schering-Plough Research Institute (SPRI), effective Sept. 1, 2006. Thomas P. Koestler, Ph.D., was named executive vice president and president of SPRI, succeeding Cecil B. Pickett, Ph.D., who is retiring from the company. Catherine D. Strader, Ph.D., executive vice president, Discovery Research, SPRI, was named executive vice president, SPRI, and Chief Scientific Officer of the company. (Announced July 12)
Second Quarter 2006 Conference Call and Webcast
Schering-Plough will conduct a conference call today at 8 a.m. (EDT) to review the 2006 second quarter results. To listen live to the call, dial 1-877-565-9664 or 1-706-634-5003 and enter conference ID #6243944. A replay of the call will be available starting at approximately 11 a.m. on July 24 through 5 p.m. on July 31. To listen to the replay, dial 1-800-642-1687 or 1-706-645-9291 and enter the conference ID #6243944.
     A live audio webcast of the conference call also will be available by going to the Investor Relations section of the Schering-Plough corporate Web site,

www.schering-plough.com, and clicking on the “Presentations/Webcasts” link. A replay of the webcast will be available starting at approximately 11 a.m. on July 24 through 5 p.m. on Aug. 24.
DISCLOSURE NOTICE: The information in this press release, the comments of Schering-Plough officers during our earnings teleconference/webcast on July 24, 2006 at 8 a.m. (EDT), and other written reports and oral statements made from time to time by the company may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not relate strictly to historical or current facts and are based on current expectations or forecasts of future events. You can identify these forward-looking statements by their use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “project,” “intend,” “plan,” “potential,” “will,” and other similar words and terms. In particular, forward-looking statements include statements relating to the company’s plans, its strategy, its progress under the Action Agenda and anticipated timing regarding future performance of the Action Agenda, business prospects, anticipated growth, anticipated costs and savings of changes to its manufacturing operations, trends in performance, and the potential of certain products including VYTORIN and ZETIA. Actual results may vary materially from the company’s forward-looking statements and there are no guarantees about the performance of Schering-Plough stock or Schering-Plough’s business. Schering-Plough does not assume the obligation to update any forward-looking statement. A number of risks and uncertainties could cause results to differ from forward-looking statements, including market forces, economic factors, product availability, patent and other intellectual property protection, current and future branded, generic or over-the-counter competition, the regulatory process, and any developments following regulatory approval, among other uncertainties. For further details of these and other risks and uncertainties that may impact forward-looking statements, see Schering-Plough’s Securities and Exchange Commission filings, including Item 1A. Risk Factors in the company’s 2005 10-K.
     Schering-Plough is a global science-based health care company with leading prescription, consumer and animal health products. Through internal research and collaborations with partners, Schering-Plough discovers, develops, manufactures and markets advanced drug therapies to meet important medical needs. Schering-Plough’s vision is to earn the trust of the physicians, patients and customers served by its more than 32,000 people around the world. The company is based in Kenilworth, N.J., and its Web site is www.schering-plough.com.
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SCHERING-PLOUGH CORPORATION
Report for the second quarter and six months ended June 30 (unaudited):
(Amounts in millions, except per share figures)

	Second Quarter		Six Months
	2006	2005	2006	2005
Net sales	$2,818	$2,532	$5,369	$4,900
Cost of sales a/	1,004	867	1,897	1,756
Selling, general and administrative	1,224	1,116	2,310	2,197
Research and development	539	442	1,020	825
Other (income)/expense, net	(19)	(8)	(52)	9
Special charges b/	80	259	80	286
Equity income from cholesterol joint venture	(355)	(170)	(666)	(389)

Income before income taxes	345	26	780	216
Income tax expense	86	74	172	138

Net income/(loss) before cumulative effect of a change in accounting principle	$259	$(48)	$608	$78

Cumulative effect of a change in accounting principle, net of tax c/	—	—	(22)	—

Net income/(loss) c/	$259	$(48)	$630	$78

Preferred stock dividends	22	22	43	43

Net income/(loss) available to common shareholders c/	$237	$(70)	$587	$35

Diluted earnings/(loss) per common share:
Earnings/(loss) available to common shareholders before cumulative effect of a change in accounting principle	$0.16	$(0.05)	$0.38	$0.02
Cumulative effect of a change in accounting principle, net of tax c/	—	—	0.02	—

Diluted earnings/(loss) per common share c/	$0.16	$(0.05)	$0.40	$0.02

Average common shares outstanding — diluted	1,489	1,476	1,487	1,482
The Company incurs substantial costs related to the cholesterol joint venture, such as selling, general and administrative costs, that are not reflected in the “Equity income from cholesterol joint venture” and are borne by the overall cost structure of Schering-Plough.

a/	Included in Cost of sales for the three and six months ended June 30, 2006 is $58 million of inventory write-offs and accelerated depreciation related to the manufacturing changes announced on June 1, 2006.

b/	Special charges in the second quarter of 2006 relate to severance of $25 million and asset impairments of $55 million both related to the manufacturing changes announced on June 1, 2006. Special charges for the second quarter of 2005 included an addition of $250 million to the Company’s litigation reserves relating to the Massachusetts investigation and previously disclosed investigations and litigation relating to the company’s practices regarding average wholesale price by the Department of Justice and certain states.

c/	In the first quarter of 2006, the Company adopted the provisions of SFAS 123R. As a result of this adoption the Company recognized:
1)	a non-recurring cumulative effect adjustment of $22 million of income associated with the Company’s liability based compensation plans; and

2)	stock option expense in the second quarter and first six months of 2006 of $12 million and $26 million, respectively, which is included in the respective expense line items.
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SCHERING-PLOUGH CORPORATION
Report for the period ended June 30 (unaudited):
GAAP Net Sales by Key Product:

	Second Quarter			Six Months
(Dollars in millions)	2006	2005	%	2006	2005	%

GLOBAL PHARMACEUTICALS	$2,230	$1,975	13%	$4,263	$3,820	12%
REMICADE	307	234	31%	585	454	29%
NASONEX	242	199	21%	471	382	23%
PEG-INTRON	226	182	25%	423	352	20%
CLARINEX / AERIUS	226	207	10%	386	351	10%
TEMODAR	171	145	18%	334	276	21%
CLARITIN RX	104	100	4%	205	211	(3%)
REBETOL	86	91	(5%)	164	155	6%
INTEGRILIN	82	82	0%	162	158	3%
INTRON A	64	75	(15%)	124	148	(17%)
AVELOX	58	46	26%	138	119	17%
CAELYX	53	46	15%	104	89	16%
SUBUTEX	53	53	0%	101	104	(3%)
ELOCON	38	38	0%	72	79	(9%)
CIPRO	34	36	(6%)	58	72	(19%)
Other Pharmaceuticals	486	441	10%	936	870	8%

CONSUMER HEALTH CARE	349	330	5%	659	660	0%

OTC	149	162	(8%)	302	324	(7%)

OTC CLARITIN	111	133	(16%)	222	248	(10%)

Foot Care	96	89	7%	179	173	3%

Sun Care	104	79	31%	178	163	10%

ANIMAL HEALTH	239	227	6%	447	420	7%

CONSOLIDATED NET SALES	$2,818	$2,532	11%	$5,369	$4,900	10%

NOTE:	Additional information about U.S. and international sales for specific products is available by calling the company or visiting the Investor Relations Web site at http://ir.schering-plough.com.

SCHERING-PLOUGH CORPORATION
Reconciliation of Non-U.S. GAAP Financial Measure Adjusted net sales, defined as net sales plus an assumed 50 percent of global cholesterol joint venture net sales.

	Three months ended June 30 (unaudited)
(Dollars in millions)	2006	2005

Net sales, as reported	$2,818	$2,532

50 percent of cholesterol joint venture net sales a/	479	257

Adjusted net sales	$3,297	$2,789

	Six months ended June 30 (unaudited)
(Dollars in millions)	2006	2005

Net sales, as reported	$5,369	$4,900

50 percent of cholesterol joint venture net sales a/	868	509

Adjusted net sales	$6,237	$5,409

a/	Total net sales of the cholesterol joint venture for the three months ended June 30, 2006 and 2005 were $958 million and $514 million, respectively. Total net sales of the cholesterol joint venture for the six months ended June 30, 2006 and 2005 were $1.7 billion and $1.0 billion, respectively.
NOTE: Adjusted net sales, defined as net sales plus an assumed 50 percent of global cholesterol joint venture net sales, is a non-U.S. GAAP measure used by management in evaluating the performance of the company’s overall business. The company believes that this performance measure contributes to a more complete understanding by investors of the overall results of the company. The company provides this information to supplement the reader’s understanding of the importance to the company of its share of results from the operations of the cholesterol joint venture. Net sales (excluding the cholesterol joint venture net sales) is required to be presented under U.S. GAAP. The cholesterol joint venture’s net sales are included as a component of income from operations in the calculation of the company’s “Equity income from cholesterol joint venture.” Net sales of the cholesterol joint venture do not include net sales of cholesterol products in non-joint venture territories.

SCHERING-PLOUGH CORPORATION
Specified Items related to manufacturing changes
Three Months Ended June 30, 2006 (unaudited)
(Dollars in millions)

	Cost of	Special
Specified Items	Sales	Charges	Total

Accelerated depreciation	$13	$—	$13
Severance	—	25	25
Asset impairments and other	—	55	55
Inventory write-offs	45	—	45

Total Specified Items related to manufacturing changes	$58	$80	$138

Reconciliation of Non-U.S. GAAP Financial Measures
Three Months Ended June 30, 2006 (unaudited)
(Dollars in millions, except per share figures)

	Net Income Available to	Earnings Per
	Common Shareholders	Share

As reported	$237	$0.16
Specified Items related to manufacturing changes	138	0.09

Excluding Specified Items related to manufacturing changes	$375	$0.25

NOTE: Net Income Available to Common Shareholders and Earnings Per Share excluding specified items related to manufacturing changes are non-U.S. GAAP measures used by management in evaluating the performance of the company’s overall business. These specified items have been excluded as the Company does not consider these charges to be indicative of continuing operating results. The company believes that these performance measures contribute to a more complete understanding by investors of the overall results of the company. Net Income Available to Common Shareholders and Earnings Per Share, as reported, are required to be presented under U.S. GAAP.
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